                                    EXHIBIT 2

                  OPINION OF COUNSEL AS TO THE LEGALITY OF THE
                           SECURITIES BEING REGISTERED

April 30, 1998


Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D. C. 20549


Re:  Post Effective Amendment #2 to Form S-6 Registration Statement
     CG Variable Life Insurance Separate Account A (the "Separate Account")

Dear Sirs:

As Chief Counsel of the CIGNA Group Insurance division of Connecticut General Life Insurance Company (the "Company"), I am familiar with the actions of the Board of Directors establishing the Separate Account and its method of operation and authorizing the filing of a registration statement, and amendments thereto, under the Securities Act of 1933 for the securities to be issued by the Separate Account and under the Investment Company Act of 1940 for the Account itself.

In the course of preparing this opinion, I have reviewed the initial Registration Statement filed July 11, 1995 as amended by subsequent filings, this Amendment to the Registration Statement, the group variable life insurance policies which is the subject of the Registration Statement, and such other matters as I deemed necessary or appropriate. Based on such a review I am of the opinion that the group variable universal life insurance policies (and the certificates thereunder) which are the subject of the Registration Statement under the Securities Act of 1933 filed for the Separate Account and hereby being amended, will, when issued, be legally issued and will represent the binding obligations of the Company, the depositor for the Separate Account.

I consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to me under the heading "Experts" in said Registration Statement.

Very truly yours,


/s/ Michael A. James
Michael A. James
Chief Counsel